UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 12, 2018

AquaBounty Technologies, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36246	04-3156167
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Mill & Main Place, Suite 395 Maynard, Massachusetts		01754
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (978) 648-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2018, AquaBounty Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC, as the representative of the underwriters named therein (collectively, the “Underwriters”), relating to the public offering (the “Offering”) of 3,692,307 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), together with warrants to purchase up to 3,692,307 shares of Common Stock with an initial exercise price of $3.25 per share of Common Stock (the “Warrants”), subject to adjustment as described in the Warrants, at an offering price of $3.25 per fixed combination consisting of one share of Common Stock and an associated Warrant to purchase one share of Common Stock.

The Warrants are exercisable beginning on the date of issuance and will expire five years thereafter. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, or similar transaction, among other events as described in the Warrants. The holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the Warrants. In addition, the Warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the shares of Common Stock underlying the Warrants. In the event of a sale of the Company or other similar fundamental transaction at any time while the Warrants are outstanding, each holder is entitled to receive, upon exercise of the Warrant, the same amount and kind of securities, cash, or property as that holder would have been entitled to receive upon the occurrence of such fundamental transaction if that holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of Common Stock then issuable upon exercise of the Warrant, and any additional consideration payable as part of the fundamental transaction.

The Offering is expected to close on January 17, 2018, subject to the satisfaction of customary closing conditions. The Company has also granted the Underwriters a 30-day option to purchase up to 553,846 additional shares of Common Stock and/or additional Warrants to purchase 553,846 shares of common stock at the Offering Price, less underwriting discounts and commissions. The net proceeds to the Company are expected to be approximately $10.9 million, assuming no exercise of the Underwriter’s overallotment option and no exercise of the Warrants, and after deducting underwriting discounts and commissions and payment of other estimated expenses associated with the Offering that are payable by the Company.

The Offering is being made pursuant to the Company’s registration statement on Form S-1 (File No. 333-221435), which was initially filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2017, subsequently amended on December 7, 2017, January 9, 2018, and January 11, 2018 and declared effective by the Commission on January 12, 2018, and a registration statement on Form S-1 filed by the Company with the Commission on January 12, 2018, which became effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company; customary conditions to closing; indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act; other obligations of the parties; and termination provisions. Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue, or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety days following the Offering without the prior written consent of the Underwriter. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events.

On January 12, 2018, the Company issued a press release announcing the pricing of the Offering. A copy of this press release is attached hereto as Exhibit 99.1 and is each incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of January 12, 2018, by and between AquaBounty Technologies, Inc. and H.C. Wainwright & Co., LLC, as the representative of the underwriters named therein.

99.1	Press release issued by AquaBounty Technologies, Inc. on January 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 12, 2018	AquaBounty Technologies, Inc.

	By:	/s/ Ronald L. Stotish
Ronald L. Stotish
Chief Executive Officer